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                                             As Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-01093


PRICING SUPPLEMENT
(To Prospectus Supplement and Prospectus Dated February 28, 1996)
U.S. $50,000,000

THE SHERWIN-WILLIAMS COMPANY

5.50% MEDIUM-TERM NOTES DUE 2027

The Medium-Term Notes offered hereby (the "Notes") will mature on October 15, 2027. Interest on the Notes will be payable semiannually on April 15 and October 15 of each year, commencing April 15, 1998. The Notes may not be redeemed by The Sherwin-Williams Company (the "Company") prior to maturity. The Notes are subject to repayment at the option of the holder at a price equal to 100% of the principal amount of such Notes, plus accrued interest to the date of repayment, on October 15, 1999 and on every October 15 thereafter with thirty days' calendar notice.

The Notes will be represented by global securities (the "Global Securities") registered in the name of a nominee of The Depository Trust Company ("DTC"), as Depositary. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to participants' interests) and its participants. Except as described herein, Notes in definitive form will not be issued. The Notes will trade in DTC's Same Day Funds Settlement System until maturity and secondary market trading for the Notes will therefore settle in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS, THE PROSPECTUS SUPPLEMENT, THIS PRICING SUPPLEMENT OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                   PRICE TO              UNDERWRITING        PROCEEDS TO THE
                                                   PUBLIC(1)             DISCOUNT            COMPANY(1)(2)

Per Note...........................................99.981%               .138%               99.843%
Total..............................................US$49,990,500         $69,000             $49,921,500

(1)  Plus accrued interest, if any, from October 14, 1997.
(2)  Before deduction of expenses payable by the Company.

The Notes are offered subject to receipt and acceptance by Salomon Brothers Inc ("Salomon"), to prior sale and to Salomon's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made through the facilities of DTC on or about October 14, 1997.

                              SALOMON BROTHERS INC

The date of this Pricing Supplement is October 6, 1997.






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      CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS
THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES,
INCLUDING STABILIZING AND SYNDICATE COVERING TRANSACTIONS. FOR A
DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                           INCORPORATION BY REFERENCE

         The Company incorporates herein by reference the following documents filed with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 (the "Exchange Act"):

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

         (c) The Company's Current Reports on Form 8-K dated April 23, 1997, January 24, 1997 and January 7, 1997.

     All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Pricing Supplement and prior to the termination of the offering of the Notes shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus, the Prospectus Supplement or this Pricing Supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus, the Prospectus Supplement or this Pricing Supplement.

                            DESCRIPTION OF THE NOTES

     The following description of the Notes supplements, and to the extent inconsistent therewith, amends the descriptions of the Notes referred to in the accompanying Prospectus Supplement and Prospectus.

     The Notes will mature on October 15, 2027. The Interest Payment Dates for the Notes will be April 15th and October 15th, commencing April 15, 1998. The regular record date with respect to any Interest Payment Date will be the 15th calendar day (whether or not a Business Day) prior to the corresponding Interest Payment Date. Interest on the Notes will be calculated based on a year of 360 days consisting of twelve months of 30 days each. If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means any day, other than a Saturday or Sunday, that is not a legal holiday or a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in The City of New York. Capitalized terms used herein and not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.



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     The Notes are not redeemable at the option of the Company. The Notes are subject to repayment at the option of the holder at a price equal to 100% of the principal amount of such Notes, plus accrued interest to the date of repayment, on October 15, 1999, and on every October 15 thereafter with thirty calendar days' prior notice.

                              PLAN OF DISTRIBUTION

     Salomon may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

     It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Pricing Supplement, which is the fifth business day following the date hereof (such settlement cycle being herein referred to as "T+5"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days , unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date hereof should consult their own advisor.

     The Company has agreed to indemnify Salomon against certain liabilities, including liabilities under the Securities Act of 1933, as amended.



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